NEWS RELEASE

For additional information contact:

Stephen R. Theroux

Executive Vice President, COO and CFO

603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES earnings increased by 12% in First QUARTER

Newport, New Hampshire – April 16, 2003 – New Hampshire Thrift Bancshares, Inc. (the Company) (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the quarter ended March 31, 2003 of $1,236,765, or $.62 per share compared to $1,100,432 or $.56 per share, for the same period last year, an increase of 12.39%. The Company’s returns on average assets and equity for the three months were 1.02% and 16.04% respectively, compared to .80% and 13.76% in 2002.

The increase in earnings for the first quarter was driven by the continued low interest rate environment. The Bank sold approximately $37.0 million in loans to the secondary market, realizing net gains and fees (before taxes) on the sales of approximately $444,623, or 22.93% of pre-tax income, for the period ended March 31, 2003. This compares to $409,474, or 23.70% of pre-tax income, for the same period last year.

Total assets remained flat at $486,748,835 at March 31, 2003 compared to $487,505,255 for the same period last year. Loans held in portfolio decreased by $7,306,485 as many customers refinanced existing loans to fixed rate loans, which the Bank sells to the secondary market while retaining the servicing. Sold loans totaled $265,174,406 at March 31, 2003, as compared to $231,617,972 at March 31, 2002, an increase of 14.49%. The decline in the Bank’s loan portfolio, when coupled with the build-up of Federal Funds sold, enabled the Bank to increase its investment portfolio from $73,482,126 at March 31, 2002, to $107,718,114 at March 31, 2003.

Total deposits increased by $2,704,595, or 0.65% from $414,970,983 at March 31, 2002 to $417,675,578 at March 31, 2003. Throughout 2002, higher earning certificates of deposit matured and a portion of these maturities were invested elsewhere. Shareholders’ equity of $34,863,914 resulted in a book value of $17.78 per share based on 1,960,824 shares of common stock outstanding, an increase of $2.48 per share from a year ago.

As previously announced, a regular quarterly dividend of eighteen cents per share is payable on April 30, 2003 to shareholders of record as of April 23, 2003.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fourteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company’s present expectations or beliefs concerning future events. The company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risks factors is included in the company’s filings with the Security and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/03	3/31/02
Interest Income	$5,319,187	$6,899,511
Interest Expense	1,639,597	3,061,382
Net Interest Income	3,679,590	3,838,129
Provision for Loan Losses	24,899	30,000
Other Income	1,472,594	1,222,458
Operating Expenses	3,187,902	3,303,072
Net Income	1,236,765	1,100,432
Earnings Per Common Share, basic	$.63	$.57
Earnings Per Common Share, assuming dilution (1)	$.62	$.56
Dividends Declared	$.18	$.16

	As of 3/31/03	As of 3/31/02
Total Assets	$486,748,835	$487,505,255
Loans	326,052,854	333,359,339
Reserve for Loan Losses	3,876,832	4,424,781
Investment Securities, net	107,718,114	73,482,126
Federal Funds Sold	1,361,198	31,289,058
Total Deposits	417,675,578	414,970,983
NHTB Capital Trust Preferred	16,400,000	16,400,000
Shareholders’ Equity	34,863,914	29,648,485
Book Value of Shares Outstanding	17.78	15.30
Tier I Core Capital to Assets	7.49%	7.06%
Shares Outstanding	1,960,824	1,937,493
Return on Average Assets	1.02%	.80%
Return on Average Equity	16.04%	13.76%
Non-performing Assets as a % Total Assets	.08%	.56%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.